Index Protection Strategy Rider

This rider forms a part of the Base Contract to which it is attached and is effective on the Index Effective Date shown on your Index Options statement.  In the case of a conflict with any provision in the Base Contract, the provisions of this rider control. Defined terms and contractual provisions are set forth in the Base Contract or are added in this rider.  This rider terminates as indicated under the Termination of this Rider provision.

Definitions

Base Contract
The contract to which this rider is attached.

Declared Protection Strategy Credit
The annual return you may receive when you allocate money to an Index Protection Strategy Index Option(s).  On the Index Effective Date, and on subsequent Index Anniversaries, we establish Declared Protection Strategy Credits and guarantee them for the Index Year.  Declared Protection Strategy Credits are shown on your Index Options statement each year and will never be less than the Minimum Declared Protection Strategy Credit shown on the Index Options Contract Schedule.

Index Option Base
The value used to determine the dollar amount of the Declared Protection Strategy Credit.  We establish an Index Option Base for each Index Option.

Index Option Value
The value in a selected Index Option.  We establish an Index Option Value for each Index Option.

Index Value
The value of an Index at the end of the Business Day.  Index Values are shown on your Index Options statement.

Contract Value

The following is added to the “Contract Value” section.

How we calculate Index Option Values
On the Index Effective Date, the Index Option Value and Index Option Base for each Index Option are equal to:
•	The portion of the Initial Purchase Payment allocated to that Index Option, if the Index Effective Date is the Issue Date; or
•	The portion of Variable Account Value allocated to that Index Option, if the Index Effective Date is not the Issue Date.

At the end of each Business Day, we reduce each Index Option Value by the dollar amount withdrawn from the Index Option, including any Withdrawal Charge, and Contract Charges.  We deduct money from an Index Option proportionately based on the percentage of Contract Value in each Allocation Option, unless you specify otherwise.  We then set each Index Option Base equal to its Index Option Value.

On each Index Anniversary, we calculate the Index Option Value for each Index Protection Strategy Index Option by first determining if it receives the Declared Protection Strategy Credit.  If the Index Anniversary is not a Business Day, we make this determination on the next Business Day.

For each Index Option, if the current Index Value is equal to or greater than its value on the last Index Anniversary (or the Index Effective Date if this is the first Index Anniversary), then that Index Option receives its Declared Protection Strategy Credit. If an Index Option’s current Index Value is less than its value on the last Index Anniversary (or the Index Effective Date if this is the first Index Anniversary), then that Index Option does not receive its Declared Protection Strategy Credit.

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Contract Value continued from the previous page

For each Index Option that receives a Declared Protection Strategy Credit, we multiply the Declared Protection Strategy Credit by its Index Option Base.  This result is then added to its Index Option Base.  We then set each Index Option Value equal to its Index Option Base.

Then, on each Index Anniversary, for each Index Option we:
•	Increase its Index Option Value and Index Option Base by the amount of any Additional Purchase Payments and Transfers into the Index Option received that day;
•	Reduce its Index Option Value and Index Option Base by the amount transferred out of the Index Option; and
•	Reduce its Index Option Value and Index Option Base for Withdrawals (including any Withdrawal Charge) and Contract Charges as described above.

At the end of each Business Day we apply the Alternate Minimum Value if we pay a Death Benefit, upon annuitization, if you take a Withdrawal or if you Transfer Contract Value from an Index Option to a Variable Option.

Alternate Minimum Value

The Alternate Minimum Value provides a guaranteed minimum value on each of your Index Option Values when we pay a Death Benefit, upon annuitization, if you take a Withdrawal, or if you Transfer Contract Value from an Index Option to a Variable Option.

When we pay a Death Benefit, upon annuitization, or if you take a Full Withdrawal, we compare each of your Index Option Values (after deducting any applicable fees or charges) with its Alternate Minimum Value.  If your Index Option Value is less than its Alternate Minimum Value, we add the difference to the Index Option Value before determining the amount of the Death Benefit, Annuity Payment, or Withdrawal.

If you take a Partial Withdrawal or if you Transfer Index Option Value from an Index Option to a Variable Option, we compare the percentage of Index Option Value withdrawn (including any Withdrawal Charge) with  an equivalent percentage of its Alternate Minimum Value.  If the percentage of Index Option Value is less than the equivalent percentage of Alternate Minimum Value, we add the difference to the amount we pay to you as a Partial Withdrawal or to the amount transferred.

On the Index Effective Date, each Alternate Minimum Value is equal to its associated Index Option Base multiplied by the AMV Factor shown on the Index Options Contract Schedule.  We establish an Alternate Minimum Base to calculate interest.  On the Index Effective Date, we set each Alternate Minimum Base equal to the AMB Factor multiplied by its Index Option Base.  The AMB Factor is shown on your Index Options Contract Schedule.  On each Business Day, each Alternate Minimum Value is equal to the AMV Factor multiplied by its Index Option Base on the last Index Anniversary (or the Index Effective Date if this is the first Index Year) (adjusted proportionately for any Withdrawals, including any Withdrawal Charge) plus the Accumulated Alternate Interest.  The Accumulated Alternate Interest is the total amount of Alternate Interest accrued since the Index Effective Date.

We credit Alternate Interest to each Alternate Minimum Value at the end of the day.  Each daily Alternate Interest is equal to the Alternate Interest Rate divided by 365 and then multiplied by its Alternate Minimum Base.  On the Issue Date, we declare the Alternate Interest Rate and guarantee it for the life of the contract.  The Alternate Interest Rate is shown on your Index Options Contract Schedule.

If you take a Partial Withdrawal or if you Transfer Index Option Value from an Index Option to a Variable Option, each Alternate Minimum Value, Alternate Minimum Base, and Accumulated Alternate Interest is reduced by the percentage of the Index Option Value withdrawn or transferred, including any Withdrawal Charge.

If you Transfer Index Option Value from an Index Option to another Index Option, we also Transfer Accumulated Alternate Interest.  The dollar amount of Accumulated Alternate Interest transferred is equal to the dollar amount of Index Option Value transferred divided by the total Index Option Value for the Index Option prior to the Transfer, then multiplied by the Accumulated Alternate Interest for the Index Option prior to the Transfer.

On each Index Anniversary, we reset each Alternate Minimum Base to equal its Index Option Base multiplied by the AMB Factor plus its Accumulated Alternate Interest.

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Termination of this Rider

This rider terminates on the earlier of the Business Day before the Annuity Date or the date the Base Contract terminates.

In all other respects the provisions, conditions, exceptions and limitations contained in the Base Contract remain unchanged and apply to this rider.

Signed for the Company at its home office.

Allianz Life Insurance Company
of North America

[                                                                                                           ]
Gretchen Cepek                                                                Walter R. White
Secretary                                                       President and CEO

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